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                    BlackRock MuniYield Quality Fund, Inc.
                              File No. 811-06660
        Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of the Fund's Amendment to the Notice of Special Rate Period of the Fund's Variable Rate Demand Preferred Shares filed is attached under Sub-Item 77Q1(a).